Results of Shareholder Votes


The Annual Meeting of Shareholders of the Trust was held on June 21, 2000, where shareholders voted on the election of trustees and the ratification of Deloitte & Touche LLP as the independent auditors.

1) With regards to the election of the following trustee by common shareholders of the Trust:

                                                                           # of Shares
                                                      ---------------------------- -------------------------
                                                               In Favor                    Withheld
------------------------------------------------------------------------------------------------------------
Richard F. Powers, III                                          12,879,543                  207,452
Hugo F. Sonnenschein                                            12,872,843                  214,512
Theodore A. Myers                                               12,865,501                  221,494


   The other trustees of the Trust whose terms did not expire in 2000 are David
   C. Arch, Rod Dammeyer, Howard J Kerr and Wayne W. Whalen.



2.) With regards to the ratification of Deloitte & Touche LLP as the independent auditors for the Trust, 12,905,339 shares voted in favor, 52,536 shares voted against and 128,103 shares abstained.